SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 8, 2006

LONGPORT, INC.
(Exact name of registrant as specified in its charter)

Delaware	33-75236	23-2715528
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. Number)

2 Braxton Way, Suite 111 Glen Mills, Pennsylvania 19342
(Address of principal executive offices)

Registrant’s telephone number, including area code: (800) 284-6863

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02: Unregistered Sales of Equity Securities

On August 4, 2006, Longport, Inc. (the “Company”) entered into an Agreement with an existing shareholder, First Baptist Church of Southwest Broward (“Shareholder”) with the following provisions:

•                  Conversion of existing loan — The Shareholder had previously loaned the Company $430,000 in installments since March 15, 2006.  These loans carried an interest rate of 12% per annum.  Pursuant to the loan, the Shareholder, at its discretion, could convert the loan and any accrued interest into the Company’s common stock at $.10 per share.  The Shareholder has elected to convert its loan and the Company will issue 4,422,800 common shares to the Shareholder.

•                  Creation of new loan — The Shareholder has loaned the Company $1,057,792 with interest at 12% per annum, such interest to be payable monthly in advance.  The Shareholder has the option to loan an additional $500,000 no later than July 31, 2007.  The entire loan is due on the earlier of two years after the issuance of the remaining $500,000 or July 31, 2009.  The entire new loan amount is convertible into Longport, Inc. common stock at $.20 per share for the term of the loan.

•                  The new loan is secured by substantially all of the assets of the Company.

•                  Warrants — The Shareholder will receive one warrant to purchase one share of the Company’s common stock at $.30 per common share.  These Warrants will expire five (5) years after the receipt of loaned funds.

The above shares were issued in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.  The Company has agreed to file a registration statement covering the Registrable Shares and to cause the registration statement to become effective as soon as practicable.

ITEM 7.01. Regulation FD Disclosure.

        On August 8, 2006 Longport, Inc. disseminated a press release that is attached hereto as Exhibit 99.1

ITEM 9.01. Financial Statements and Exhibits.

        Exhibits: Press Release of the Registrant

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LONGPORT, INC.
(Registrant)

By:	/s/ MICHAEL BOYD
Michael Boyd, Chief Executive Officer

Dated:  August 8, 2006